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                          CREDIT AND SECURITY AGREEMENT

         THIS AGREEMENT is made as of December 29th, 1998 by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "LENDER"), and LIFECORE BIOMEDICAL, INC., a Minnesota corporation (the "BORROWER").

         In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

         1.1 DEFINITIONS. In addition to terms defined elsewhere in this Agreement or any Supplement, Exhibit or Schedule hereto, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined, as the context may require):

         "ACCOUNT DEBTOR": Any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account Receivable, General Intangible or other Collateral.

         "ACCOUNT RECEIVABLE": Any account of the Borrower and any other right of the Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

         "ACCOUNTS RECEIVABLE AVAILABILITY": The term "Accounts Receivable Availability" shall have the meaning given such term in SUPPLEMENT A.

         "ADVERSE EVENT": The occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or any other Obligor to perform its obligations under the Loan Documents.

         "AFFILIATE": Any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Lender. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of stock, by contract or otherwise.

         "AGREEMENT": This Credit and Security Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

         "ATTORNEYS' FEES": The value of the services (and costs, charges and expenses related thereto) of the attorneys employed by the Lender (including, without limitation, attorneys and paralegals who are employees of the Lender) from time to time (a) in connection with the negotiation, preparation, execution, delivery, administration and enforcement of the Loan

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Documents, (b) to prepare documentation related to the Loans and other
Obligations, (c) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, the Loan Documents, or the Borrower's or any other Obligor's or any Subsidiary's affairs, (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or any Third Party Collateral, (e) to attempt to enforce any security interest in any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement, and (f) to enforce any of the Lender's rights to collect any of the Obligations.

         "BORROWING BASE": The term "Borrowing Base" shall have the meaning given such term in SUPPLEMENT A.

         "BORROWING BASE CERTIFICATE": The term "Borrowing Base Certificate" shall have the meaning given such term in SECTION 2.5(c).

         "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which Lender is open and carrying on business transactions of the type contemplated by this Agreement.

         "CAPITAL EXPENDITURE": Any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in CLAUSE (a), materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

         "CAPITALIZED LEASE": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

         "CODE": The Internal Revenue Code of 1986, as amended, or any successor statute, together with the regulations thereunder.

         "COLLATERAL": The term "Collateral" shall have the meaning given such term in SECTION 3.1.

         "COLLATERAL ACCOUNT": The term "Collateral Account" shall have the meaning given such term in SECTION 3.2(b).

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         "CONTROLLED DISBURSEMENT ACCOUNT": The term "Controlled Disbursement
Account" shall have the meaning given such term in SECTION 2.3(c).

         "CREDIT": The facility established under this Agreement pursuant to which the Lender will make Loans to the Borrower for the account of the Borrower.

         "CREDIT AMOUNT": The term "Credit Amount" shall have the meaning given such term in SUPPLEMENT A.

         "DAILY UNUSED CREDIT AMOUNT": For any date of determination, the amount obtained by subtracting from the Credit Amount (determined as of (i) the last day of the month in which such date falls, or (ii) the date the Credit is terminated if the Credit terminates on a day other than the last day of a month) the sum of the outstanding principal balance of Loans on such date.

         "DEFAULT RATE": The term "Default Rate" shall have the meaning given such term in SUPPLEMENT A.

         "DISBURSEMENT ACCOUNT": The term "Disbursement Account" shall have the meaning given such term in SECTION 2.3(b).

         "EBIT": For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes and interest expense (including, without limitation, implicit interest expense on Capitalized Leases), all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

         "ELIGIBLE ACCOUNT RECEIVABLE": An Account Receivable owing to the Borrower which meets the following requirements:

                  (a) it is genuine and in all respects what it purports to be;

                  (b) it arises from either (i) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (ii) the sale or lease of goods by the Borrower and (A) such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor, (B) the Borrower has possession of, or has delivered to the Lender, at the Lender's request, shipping and delivery receipts evidencing such shipment, delivery and acceptance, and (C) such goods have not been returned to the Borrower;

                  (c) it (i) is evidenced by an invoice rendered to the Account Debtor with respect thereto which (A) is dated not earlier than the date of shipment or performance

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         and (B) has payment terms not unacceptable to the Lender; and (ii)
         meets the Eligible Account Receivable requirements set forth in SUPPLEMENT A;

                  (d) it is not subject to any assignment, claim or Lien other than (i) a first priority Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing;

                  (e) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Lender identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

                  (f) there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account Receivable in full when due;

                  (g) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower to the Lender of such Account Receivable;

                  (h) the Account Debtor with respect thereto is not a Subsidiary, Related Party or Obligor, or a director, officer, employee or agent of the Borrower, a Subsidiary, Related Party or Obligor;

                  (i) the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America unless the sale of goods giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Lender;

                  (j) it does not arise from a "sale on approval," "sale or return" or "consignment," nor is it subject to any other repurchase or return agreement;

                  (k) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower, any Subsidiary, Related Party or Obligor (or by any agent or custodian of the Borrower, any Subsidiary, Related Party or Obligor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

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                  (l) it does not, in any way, violate or fail to meet any
         warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Accounts Receivable;

                  (m) the Account Debtor with respect thereto is not located in the States of Indiana, New Jersey or Alabama or any other state which prohibits a Person from availing itself of the benefits of that state's courts unless such Person is qualified to do business or has filed a notice of business activities; PROVIDED, HOWEVER, that such restriction shall not apply if: (i) the Borrower is qualified to do business in such state; (ii) the Borrower has filed and has effective a notice of business activities report with the appropriate office or agency of such state for the then current year or is exempt from the filing of such report; or (iii) upon the Borrower's written request and at the Borrower's sole cost and expense (including, without limitation, the payment of Lender's reasonable Attorneys Fees), Lender determines, in its reasonable business judgment, that it can avail itself of the benefits of the relevant state's courts to collect such Account Debtor's Accounts Receivable, regardless of whether the Borrower can do;

                  (n) it arises in the ordinary course of the Borrower's business;

                  (o) if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof (a "FEDERAL GOVERNMENTAL AUTHORITY"), or any state, county or local governmental authority, or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account Receivable to the Lender pursuant to the Assignment of Claims Act of 1940 as amended in the case of the a Federal Governmental Authority, or pursuant to applicable state law, if any, in all other instances, and such assignment has been accepted and acknowledged by the appropriate government officers;

                  (p) if the Lender, in its reasonable business judgment, has established a credit limit for the Account Debtor with respect thereto, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit; and

                  (q) if it is evidenced by chattel paper or instruments, (i) the Lender shall have specifically agreed to include such Account Receivable as an Eligible Account Receivable, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (iii) the originals of such chattel paper or instruments have been assigned and delivered to the Lender in a manner satisfactory to the Lender.

An Account Receivable which is at any time an Eligible Account Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Lender at any time or times hereafter determines, in its reasonable business judgment, that the prospect of

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payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account Receivable shall forthwith cease to be an Eligible Account Receivable.

         "ELIGIBLE INVENTORY": Inventory of the Borrower which meets the following requirements:

                  (a) it is owned by the Borrower and is not subject to any prior assignment, claim or Lien other than (i) a first priority Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing;

                  (b) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused;

                  (c) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; or, if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name;

                  (d) the Lender has determined, in its reasonable business judgment, that it is not unacceptable due to age, type, category, quality and/or quantity;

                  (e) it is not held by the Borrower on "consignment" and is not subject to any other repurchase or return agreement;

                  (f) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

                  (g) it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Inventory; and

                  (h) it satisfies the Eligible Inventory requirements, if any, set forth in SUPPLEMENT A.

Inventory of the Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

         "ENVIRONMENTAL LAWS": The Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "superfund" or "superlien" law, the Toxic Substances Control Act, and any other federal, state or local statue, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials or other

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hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

         "ENVIRONMENTAL LIEN": A Lien in favor of any governmental entity for
(a) any liability under any Environmental Law, or (b) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal, or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

         "EQUIPMENT": All equipment of the Borrower of every description, including, without limitation, fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefor and replacements thereof.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with the regulations thereunder.

         "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

         "EVENT OF DEFAULT": The term "Event of Default" shall have the meaning given such term in SECTION 7.1.

         "FEDERAL RESERVE BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP": Generally accepted accounting principles promulgated by the Financial Accounting Standards Board, as applied in the preparation of the audited financial statement of the Borrower referred to in SECTION 4.6.

         "GENERAL INTANGIBLES": All of the Borrower's intangible personal property including things in action, causes of action and all other personal property of the Borrower of every kind and nature (other than goods, accounts, chattel paper, documents, instruments and money) including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, registrations, leases, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, security interests, security deposits or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of the Accounts Receivable, any other rights to payment, including, without limitation, rights to reimbursement or indemnification, and any other rights of whatsoever nature, whether earned or unearned.

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         "GUARANTOR": Individually and/or collectively, any Person who may, at any time or from time to time, guaranty the Obligations.

         "GUARANTY": Individually and/or collectively, each guaranty executed by a Guarantor at any time, together with any amendments, modifications, supplements, or replacements thereto.

         "HAZARDOUS MATERIALS": Any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law including, without limitation, petroleum and petroleum products, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. section 2011 ET. SEQ., as amended or hereafter amended, and asbestos in any form or condition.

         "INDEBTEDNESS": Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the Person's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) any obligation secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not such obligation shall have been assumed and whether or not such obligation is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of business; (d) any obligation as lessee under any Capitalized Lease; (e) any guaranty, endorsement or other contingent obligation in respect to indebtedness of others; and (f) any undertaking or agreement to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

         "INDEMNIFIED LIABILITIES": The term "Indemnified Liabilities" shall have the meaning given such term in SECTION 10.2.

         "INDEMNITEES": The term "Indemnitees" shall have the meaning given such term in SECTION 10.2.

         "INVENTORY": Any and all of the Borrower's goods, including, without limitation, goods in transit, wheresoever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to an Account Receivable, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Lender, or at any time hereafter in the possession or under the control of the Borrower or

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the Lender, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

         "INVENTORY AVAILABILITY": The term "Inventory Availability" shall have the meaning given such term in SUPPLEMENT A.

         "INVENTORY AVAILABILITY SUBLIMIT": The term "Inventory Availability Sublimit" shall have the meaning given such term in SUPPLEMENT A.

         "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real and personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

         "LIEN": Any security interest, mortgage, pledge, lien, hypothecation, statutory lien, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of a lessor under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

         "LOAN": A Loan referred to in SECTION 2.1 and any other loans or advances made to the Borrower by the Lender under or pursuant to this Agreement.

         "LOAN ACCOUNT": The term "Loan Account" shall have the meaning given such term in SECTION 2.3(a).

         "LOAN AVAILABILITY": The lesser of (a) the Credit Amount and (b) the Borrowing Base.

         "LOAN DOCUMENTS": This Agreement, any Note, and each other instrument, document, guaranty, mortgage, deed of trust, chattel mortgage, pledge, power of attorney, consent, assignment, contract, notice, security agreement, lease, financing statement, subordination agreement, trust account agreement, or other agreement executed and delivered by the Borrower or any Guarantor or party granting a security interest in connection with this Agreement, the Loans or the Collateral, as the same may be amended, modified, restated or replaced from time to time.

         "LOAN YEAR": The period from the date of this Agreement (or its anniversary date in a succeeding calendar year) through the day preceding the anniversary date of this Agreement in the immediately following calendar year.

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         "MULTIEMPLOYER PLAN": A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, which is, or which has been, within five years of the date of this Agreement, or at any time after the date of this Agreement, maintained for the employees of the Borrower or any ERISA Affiliate.

         "NET WORTH": At any determination date, the total of all assets appearing on a consolidated balance sheet of the Borrower at such date, prepared in accordance with GAAP, after deducting all proper reserves (including without limitation, reserves for depreciation, obsolescence, amortization and taxes related to a LIFO to FIFO conversion) MINUS all liabilities which in accordance with GAAP would be included on the liability side of a consolidated balance sheet.

         "NOTE": Any promissory note of the Borrower evidencing any loan or advance (including but not limited to the Loans) made by the Lender to the Borrower pursuant to this Agreement, as the same may be amended, modified, restated or replaced from time to time.

         "OBLIGATIONS": All of the liabilities, obligations and indebtedness of the Borrower to the Lender, or any Affiliate, of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and whether joint, several or joint and several including, without limitation, (a) the Borrower's obligations under the Loan Documents, including obligations of performance, and (b) interest, fees, charges, expenses, Attorneys' Fees and other sums chargeable to the Borrower by the Lender or any Affiliate under the Loan Documents. "Obligations" shall also include any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing.

         "OBLIGOR": The Borrower, each Guarantor and each other Person who is or shall become primarily or secondarily liable on any Obligations or who grants to the Lender a Lien on any property of such Person as security for any Obligations.

         "OCCUPATIONAL SAFETY AND HEALTH LAW": The Occupational Safety and Health Act of 1970 as amended from time to time, or any successor statute, together with the regulations thereunder and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

         "OVER ADVANCE": The term "Over Advance" shall have the meaning given such term in SECTION 2.8.

         "OVERDRAFT LOAN": The term "Overdraft Loan" shall have the meaning given such term in SECTION 2.7.

         "PARTICIPANT": Any Person, now or at any time or times hereafter, participating with the Lender in the Loans made to the Borrower hereunder.

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         "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto or to the functions thereof.

         "PERSON": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision thereof, or any other entity, whether acting in an individual, fiduciary or other capacity.

         "PLAN": Each employee pension or benefit plan (as those terms are defined in Section 3 of ERISA) maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

         "PROHIBITED TRANSACTION": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

         "REFERENCE RATE": The rate of interest from time to time publicly announced by the Lender as its "reference rate." The Lender may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

         "RELATED PARTY": Any Person (other than a Subsidiary): (a) which directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower, or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "REPORTABLE EVENT": A reportable event, as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; PROVIDED, that for purposes of this Agreement, a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

         "SUBSIDIARY": Any Person of which or in which the Borrower and its other Subsidiaries own, alone or in combination, directly or indirectly, 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

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         "SUPPLEMENTAL DOCUMENTATION": The term "Supplemental Documentation"
shall have the meaning given such term in SECTION 3.5.

         "TAXES": With respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

         "TERMINATION DATE": The term "Termination Date" shall have the meaning given such term in SUPPLEMENT A.

         "THIRD PARTY COLLATERAL": Any property of any Person other than the Borrower which secures payment or performance of any Obligations.

         "UCC": The Uniform Commercial Code as in effect in the State of Minnesota and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

         "UNMATURED EVENT OF DEFAULT": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

         "UNUSED CREDIT FEE": The term "Unused Credit Fee" shall have the meaning given such term in Supplement A.

         1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in ARTICLES V and VI and in SUPPLEMENT A) shall be made in accordance with GAAP consistently applied, using a first in-first out method of Inventory valuation. Any reference to "consolidated" financial terms apply to circumstances in which the Borrower has Subsidiaries and shall be deemed to refer to those financial terms as applied to the Borrower and the Subsidiaries in accordance with GAAP. If, in Lender's reasonable business judgment, a material change occurs in GAAP, then either (a) the Lender and the Borrower shall amend, in writing, the covenants in this Agreement, Supplement A, and the other Loan Documents which are calculated on the basis of GAAP to reflect such change, or (b) if the Lender and the Borrower fail to agree on and enter into such an amendment, then the Lender shall have the right to deem such change in GAAP to be an Event of Default.

         1.3 OTHER DEFINITIONAL PROVISIONS. Unless otherwise defined therein, all terms defined in this Agreement shall have such defined meanings when used in any other Loan Document. Terms used in this Agreement which are defined in any Supplement, Exhibit or Schedule hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement, Exhibit or Schedule. Other terms used in this Agreement and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings given such terms in the Minnesota Uniform Commercial Code to the extent the same are used or defined therein. Reference to "this Agreement" shall include the provisions of SUPPLEMENT A. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

         1.4 RULES OF CONSTRUCTION. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Gender references are freely interchangeable and shall refer to the masculine, feminine or neuter.

                         ARTICLE II LOANS; OTHER MATTERS

         2.1 LOANS.

                  (a) AMOUNT, AUTHORITY TO MAKE CERTAIN ADVANCES. Subject to the terms and conditions of the Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make loans (individually, a "LOAN" and collectively, the "LOANS") to the Borrower during the period from and after the date hereof to the date on which the Credit terminates, in such amounts, in the type of Advance and at such times as the Borrower may from time to time request, up to but not in excess of the Loan Availability. Loans made by the Lender may be repaid and, subject to the terms and conditions hereof, reborrowed to the date on which the Credit terminates.

                  (b) MANDATORY PAYMENTS. All Loans and other Obligations hereunder shall be paid by the Borrower on the Termination Date unless payable sooner pursuant to the provisions of this Agreement. In addition, Borrower shall pay to the Lender all proceeds of Collateral in accordance with the provisions of this Agreement and other Loan Documents for application against the Obligations in such order and manner as Lender may deem appropriate. If the aggregate outstanding principal balance of the Loans exceeds the Loan Availability or there is a negative Loan Availability, then, unless the Lender shall otherwise consent in writing, the Borrower shall immediately and without notice of any kind make such payments as shall be necessary to eliminate such excess or negative Loan Availability or take such other action (including, without limitation, delivery of cash collateral) as Lender may require.

                  (c) RECOURSE TO COLLATERAL. Borrower's payment obligations under this Agreement and under any Note and any other Loan Document are primary and absolute and Lender shall not be required to seek recourse to Collateral, Third Party Collateral or other security at any time.

         2.2 LETTERS OF CREDIT.

             Intentionally Deleted.

         2.3 LOAN ACCOUNT; DISBURSEMENT ACCOUNT; CONTROLLED DISBURSEMENT
ACCOUNT.

                  (a) LOAN ACCOUNT. The Lender shall establish or cause to be established on its books in the Borrower's name one or more accounts (each, a "LOAN ACCOUNT") to evidence Loans made to the Borrower. Any amounts advanced as a Loan pursuant to this Agreement will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof, PROVIDED, HOWEVER, any failure by Lender to debit such Loan Account in respect of any such Loans shall not affect Borrower's obligation to repay such Loans in accordance with the provisions of this Agreement or any Note. Any amount received by the Lender and applied by the Lender as principal payments in accordance with the provisions hereof, will be credited to the applicable Loan Account and result in a reduction in the principal balance outstanding in such Loan Account.

                  (b) DISBURSEMENT ACCOUNT. Unless otherwise provided in this Agreement, the Lender will credit or cause to be credited to a commercial account (the "DISBURSEMENT ACCOUNT") maintained by the Borrower at the Lender's U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 office the amount of any sums advanced as Loans.

                  (c) Controlled Disbursement Account. The Borrower shall maintain in its name a commercial account (the "CONTROLLED DISBURSEMENT ACCOUNT") with U. S. Bank, Havre, Montana into which deposits from the Disbursement Account may be authorized by the Borrower and/or the Lender and from which the Borrower may draw checks for corporate purposes. Borrower, Lender and depository bank shall enter into an agreement satisfactory to Lender regarding, among other things, the Controlled Disbursement Account and access to amounts on deposit therein or attributable thereto.

         2.4 INTEREST; FEES.

                  (a) INTEREST. The outstanding principal balance of each Loan to the Borrower hereunder shall bear interest at the rate(s) applicable to such Loan as set forth in SUPPLEMENT A; PROVIDED, HOWEVER, that no provision of this Agreement or of any Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of such Loan. Interest on the unpaid principal of any Loan shall accrue from the date such Loan is made to the date such Loan is paid in full. Interest shall be paid by the Borrower on the last day of each month, commencing on the first such day to occur after the date hereof, and on the Termination Date or other date on which the Credit terminates. Any accrued or accruing interest after the Termination Date or other date on which the Credit terminates shall be payable on demand.

                  (b) INTEREST AFTER DEFAULT. At any time that an Event of Default has occurred and is continuing, the outstanding principal amount of all Loans, all past due interest and all past due fees and other sums payable to the Lender hereunder or under any Loan Document shall bear interest at the Default Rate.

                  (c) UNUSED CREDIT FEE. The Borrower shall pay to the Lender an Unused Credit Fee for the period from and after the date hereof through and including the date the Credit is terminated in the amount and at the times set forth in SUPPLEMENT A.

                  (d) CREDIT TERMINATION FEE. Upon termination or cancellation of the Credit prior to the Termination Date, the Borrower shall pay to the Lender a termination fee in the amount indicated in SUPPLEMENT A.

         2.5 REQUESTS FOR LOANS; BORROWING BASE CERTIFICATES; OTHER INFORMATION.

                  (a) LOAN REQUESTS. Except as otherwise expressly provided elsewhere in this Agreement, Loans shall be requested by telephone and shall be promptly confirmed in writing. The Borrower's failure to confirm any such telephonic request or otherwise comply with the provisions of this SECTION 2.5(a) shall not in any manner affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (b) ADDITIONAL INFORMATION. In the event that the Borrower shall at any time, or from time to time, (i) make a request for a Loan, or (ii) be deemed to have requested an Overdraft Loan, the Borrower agrees to forthwith provide the Lender with such information, at such frequency and in such format, as is required by the Lender, such information to be current as of the time of such request.

                  (c) BORROWING BASE CERTIFICATE. As soon as available and in any event within twenty-five (25) days after the end of each month of each fiscal year of the Borrower, the Borrower agrees to provide to the Lender a current borrowing base certificate ("BORROWING BASE CERTIFICATE") as at the end of such month and to further provide to the Lender a Borrowing Base Certificate at such other times as the Lender may request. Such Borrowing Base Certificate shall be in substantially the form of EXHIBIT A, and include such supporting documentation as Lender may require and shall be executed and certified as accurate by such person or persons as the Borrower designates, from time to time, in writing to the Lender as provided herein.

                  (d) BORROWER'S AUTHORIZED REPRESENTATIVES. The Borrower shall provide the Lender with documentation satisfactory to the Lender indicating the names of those employees of the Borrower authorized by the Borrower to sign, among other things,

         Borrowing Base Certificates, and/or to make a telephone request for a Loan, and/or to authorize disbursement of the proceeds of a Loan by wire transfer or otherwise. The Lender shall be entitled to rely upon such documentation until notified in writing by the Borrower of any change(s) in the names of persons so authorized. The Lender shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans or disbursements of Loan proceeds by telephone and the Borrower shall be bound thereby in the same manner as if the person were actually so authorized. The Borrower agrees to indemnify and hold the Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys' Fees) which may arise or be created by the acceptance of instructions (telephonic or otherwise) for making Loans or disbursing Loan proceeds by wire transfer or otherwise, or for application of payments.

         2.6 NOTES. Lender, in its sole and absolute discretion, may require that any and all Loans hereunder be evidenced by a Note. Whether or not evidenced by a Note, all Loans and payments thereof shall be recorded on the Lender's books, which shall be rebuttable presumptive evidence of the amount of such Loans outstanding at any time hereunder. The Lender will account monthly as to all Loans and payments hereunder and each monthly accounting will be fully binding on the Borrower unless, within 15 days following the Borrower's receipt thereof, the Borrower shall provide the Lender with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, the failure of the Lender to record the date and amount of any Loan shall not limit or otherwise affect the obligation of the Borrower to repay any such Loan.

         2.7 OVERDRAFT LOANS. The Lender, in its sole and absolute discretion and subject to the terms hereof, may make a Loan to the Borrower in an amount equal to the amount of any overdraft which may from time to time exist with respect to the Disbursement Account or any other bank account which the Borrower may now or hereafter have with Lender or any other Affiliate. The existence of such overdraft shall be deemed to be a request by the Borrower for such Loan. The Borrower acknowledges that the Lender is under no duty or obligation to make any Loan to the Borrower to cover any overdraft. The Borrower further agrees that an overdraft shall constitute a separate Loan under this Agreement (an "OVERDRAFT LOAN"), which shall bear interest, from the date on which the overdraft occurred until paid, in an amount equal to the greater of 130% of the highest rate of interest then charged for Loans (other than Overdraft Loans or Over Advances) made hereunder, or $50.00 per day. If the Lender, in its sole and absolute discretion, decides not to make a Loan to cover part or all of any overdraft, the Lender may return any check(s) which created such overdraft.

         2.8 OVER ADVANCES. The Lender, in its sole and absolute discretion, may make Loans to the Borrower, either at the Borrower's request or to pay amounts due to the Lender under this Agreement or any other Loan Document, in excess of the Loan Availability or permit the total Loans to exceed the Loan Availability at any time (such excess Obligations are hereinafter referred to as "OVER ADVANCES"). No Over Advance or series of Over Advances shall cause or constitute a waiver by the Lender of its right to refuse to make any further Loan or to issue, or cause to be issued, any Letters of Credit at any time that an Over Advance exists or would result therefrom. During any period in which an Over Advance exists, the amount of the Over Advances shall bear interest at a rate equal to 130% of the highest rate of interest then charged for Loans (other than Overdraft Loans or Over Advances) made hereunder.

         2.9 ALL LOANS ONE OBLIGATION. All Loans under this Agreement shall constitute one Loan, and all Obligations shall constitute one general obligation, secured by the Lien granted by the Borrower hereunder on all of the Collateral and by all other Liens heretofore, now or at any time or times hereafter granted by the Borrower or any other Obligor to secure the Obligations. The Borrower agrees that all of the rights of the Lender set forth in the Loan Documents shall, unless otherwise agreed to in writing, apply to any modification of or supplement to the Loan Documents.

         2.10 MAKING OF PAYMENTS; APPLICATION OF COLLECTIONS; CHARGING OF ACCOUNTS.

                  (a) All payments hereunder (including payments with respect to any Notes) shall be made without set-off or counterclaim and shall be made to the Lender in immediately available funds (or as the Lender may otherwise consent) prior to 11:00 a.m., Minneapolis time, on the date due at its office at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or at such other place as may be designated by the Lender to the Borrower in writing from time to time. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of payment of interest or any fees.

                  (b) The Borrower authorizes the Lender to, and the Lender will, subject to the provisions of this SECTION 2.10(b), apply the whole or any part of any amounts received by the Lender, or any Affiliate (whether deposited in the Collateral Account or otherwise received by the Lender or any Affiliate) from the collection of items of payment and proceeds of any Collateral or Third Party Collateral against the principal and/or interest of any Loans made hereunder and/or any other Obligations, whether or not then due, in such order of application as the Lender may determine, unless such payments or proceeds are, in the Lender's sole and absolute discretion, released to the Borrower. No checks, drafts or other instruments received by the Lender, or any Affiliate, shall constitute final payment to the Lender unless and until such item of payment has actually been collected. All items or amounts which are delivered to the Lender by or on behalf of the Borrower or any Obligor or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral or Third Party Collateral (including any items or amounts which may have been deposited to the Collateral Account) may from time to time, in the Lender's sole and absolute discretion, be released to the Borrower or may be applied by the Lender towards such of the Obligations, whether or not then due, in such order of application as the Lender may determine. Notwithstanding anything to the contrary herein, (i) solely for purposes of determining the occurrence of an Event of

         Default hereunder, shall be deemed received upon actual receipt by the Lender unless the same is subsequently dishonored for any reason whatsoever, (ii) solely for purposes of determining whether, under SECTIONS 2.1 and 2.2, there is Loan Availability, all cash, checks, instruments and other items of payment shall be applied against the Obligations no later than the first Business Day following receipt thereof by the Lender in Minneapolis, Minnesota or the same Business Day on which the Lender initiates an ACH transaction from the Collateral Account, and (iii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Obligations no later than the first Business Day following receipt thereof by the Lender in Minneapolis, Minnesota or the same Business Day on which the Lender initiates an ACH transaction from the Collateral Account.

                  (c) The Borrower hereby irrevocably authorizes the Lender and the Lender may, in its sole and absolute discretion, at any time and from time to time, pay all or any portion of any Obligations including, without limitation, interest, Attorneys' Fees and other fees, costs and expenses of the Lender for which the Borrower is liable pursuant to the terms of the Loan Documents, by charging the Disbursement Account or any other bank account of the Borrower maintained with Lender or by advancing the amount thereof to the Borrower as a Loan and applying the proceeds of such Loan against such Obligations; PROVIDED, HOWEVER, that the provisions of this
         SECTION 2.10(c) shall not affect the Borrower's obligation to pay when due all amounts payable by the Borrower under any of the Loan Documents whether or not there are sufficient funds therefor in the Disbursement Account or any such other bank account of the Borrower with Lender, or sufficient Loan Availability.

         2.11 LENDER'S ELECTION NOT TO ENFORCE. Notwithstanding any term or condition of this Agreement to the contrary, the Lender, in its sole and absolute discretion, at any time and from time to time may suspend or refrain from enforcing any or all of the restrictions imposed in this ARTICLE II but no such suspension or failure to enforce shall impair the Lender's right and power under this Agreement to refrain from making a Loan if all conditions precedent to the Lender's obligation to make such Loan have not been satisfied.

ARTICLE III  COLLATERAL

         3.1 GRANT OF SECURITY INTEREST. As security for the payment of all Loans now or hereafter made by the Lender to the Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all other Obligations, the Borrower hereby pledges, assigns and grants to the Lender, and its Affiliates, a security interest in all of the Borrower's right, title and interest in and to the following property of the Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "COLLATERAL"):

                  (a) Accounts Receivable (whether or not Eligible Accounts Receivable), including all other rights and interests (including all liens and security interests) that the Borrower may at any time have by law or agreement against any Account Debtor or other obligor obligated to make any such payment or against any of the property of such Account Debtor or other obligor;

                  (b) Equipment;

                  (c) Inventory (whether or not Eligible Inventory);

                  (d) General Intangibles;

                  (e) documents;

                  (f) all chattel paper and instruments evidencing, arising out of or relating to any obligation to the Borrower for goods sold or leased or services rendered or otherwise arising out of or relating to any property described in CLAUSES (a) through (e) above;

                  (g) goods, instruments, documents or chattel paper that are in the possession or control of, or in transit to, the Lender or any Affiliate or any agent or bailee for the Lender or any Affiliate for any reason and all interest on, dividends and distributions and other rights in connection with such property, and any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of the Borrower now or hereafter with the Lender, or any Affiliate, and any and all property of every kind or description of or in the name of the Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, in transit to or standing to the Borrower's credit on the books of, the Lender, any Affiliate, any agent or bailee for the Lender or any Affiliate, or any Participant and all items in any lockbox;

                  (h) all interest of the Borrower in any goods the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, General Intangibles or any chattel paper or instruments referred to in CLAUSE (f) above;

                  (i) any and all other property of the Borrower of any kind or description, including, without limitation, real estate of the Borrower, subject to a separate mortgage, pledge or security interest in favor of the Lender or in which the Lender now or hereafter has or acquires a security interest securing any Obligations, pursuant to any written agreement or instrument other than this Agreement;

                  (j) all replacements, substitutions, additions or accessions to or for any of the foregoing;

                  (k) to the extent related to the property described in CLAUSES (a) through (j) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of the Borrower or any computer bureau from time to time acting for the Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom and refunds of unearned premiums related thereto, including, without limitation, any credit insurance; and

                  (l) all products and proceeds of any of the foregoing (including, without limitation, any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by the Borrower and the proceeds of any insurance or condemnation awards covering any of the Collateral).

         3.2 ACCOUNTS RECEIVABLE.

                  (a) ADJUSTMENTS. The Borrower shall notify the Lender immediately of all disputes and claims by any Account Debtor in excess of $50,000 in the aggregate for any one Account Debtor in any one fiscal month or in excess of $100,000 in the aggregate for all Account Debtors in any one fiscal month and settle or adjust all disputes and claims at no expense to the Lender. The Borrower shall not grant any discount or credit allowance to any Account Debtor except that the Borrower may do so in the ordinary course of business so long as. (i) no Event of Default or Unmatured Event of Default has occurred and is continuing; and (ii) the discounts and credit allowances do not exceed $50,000 in the aggregate for any one Account Debtor in any one fiscal month or $100,000 in the aggregate for all Account Debtors in any one fiscal month. All Account Debtor payments and all net amounts received by the Lender in settlement, adjustment or liquidation of any Account Receivable may be applied by the Lender to the Obligations or credited to the Disbursement Account (subject to collection), as the Lender may deem appropriate, as more fully described in SECTION 2.10. If requested by the Lender, the Borrower will make proper entries in its books, disclosing the assignment of Accounts Receivable to the Lender.

                  (b) COLLATERAL ACCOUNT. Unless otherwise consented to by the Lender in writing, the Borrower will, forthwith upon receipt by the Borrower of any and all checks, drafts, cash and other remittances in payment or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral, deposit the same in a special bank account (the "COLLATERAL ACCOUNT") with the Lender or such other bank or financial institution as the Lender shall consent, over which the Lender alone has power of withdrawal, and will designate with each such deposit the particular Accounts Receivable or other item of Collateral upon which the remittance was made. The Borrower acknowledges that the maintenance of the Collateral Account is solely for the convenience of the Lender in facilitating its own operations and the Borrower does not and shall not have any right, title or interest in the Collateral Account or in the amounts at any time appearing to the credit thereof. Said proceeds shall be deposited in precisely the form received except for the Borrower's endorsement where necessary to permit collection of items, which endorsement the Borrower agrees to make. Borrower shall be liable as endorsee on all items deposited in the Collateral Account, whether or not in fact endorsed by Borrower. Pending such deposit, the Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Lender until deposit thereof if made in the Collateral Account. Upon the full and final liquidation of all Obligations and termination of the Credit, the Lender will pay over to the Borrower any excess amounts received by the Lender as payment or proceeds of Collateral, whether received by the Lender as a deposit in the Collateral Account or received by the Lender as a direct payment on any of the sums due hereunder.

                  (c) LOCKBOX. The Lender may request and upon such request the Borrower will irrevocably direct all present and future Account Debtors and other Persons obligated to make payments on Accounts Receivable or other Collateral to make such payments to a special lockbox (the "Lockbox") under the control of Lender or an Affiliate; PROVIDED, HOWEVER, that the Borrower's obligations to do so shall terminate upon payment in full of the Obligations after the occurrence of the Termination Date. After such request, all of Borrower's invoices, account statements and other written or oral communication directing, instructing, requesting or demanding payment of any Account Receivable or other amount constituting Collateral shall direct that all payments be made to the Lockbox and shall include the Lockbox address. All payments received in the Lockbox shall be processed to the Collateral Account. Borrower agrees to execute and deliver all documentation required by Lender related to the establishment and maintenance of the Lockbox.

                  (d) GOVERNMENT CLAIMS. If any Accounts Receivable, chattel paper or General Intangible arises out of contracts or other transactions with the United States of America or any department, agency, or instrumentality thereof (a "FEDERAL GOVERNMENTAL AUTHORITY") or with any state, county of local government authority or any department, agency or instrumentality thereof (collectively, the "OTHER GOVERNMENTAL AUTHORITIES"), the Borrower will, unless the Lender shall otherwise agree in writing, immediately notify the Lender in writing and execute any instruments and take any steps required by the Lender in order that all monies due and to become due under such contracts or other transactions shall be assigned to the Lender and, with respect to Federal Governmental Authorities, notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended, and/or with respect to all Other Governmental Authorities, notice thereof given to the appropriate authority.

                  (d) CHATTEL PAPER. If any Account Receivable is evidenced by chattel paper or instruments, the Borrower will, unless the Lender shall otherwise agree, deliver the originals of same to the Lender, appropriately endorsed to the Lender's order and, regardless of the form of such endorsement, the Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

         3.3 INVENTORY.

                  (a) Unless the Lender shall otherwise agree in writing, if the Borrower sells Inventory for cash, all full and partial payments therefor shall immediately be delivered by the Borrower to the Lender in their original form for deposit in the Collateral Account or application to payment of the Obligations in such order and manner as Lender shall determine. All such cash shall be held by the Borrower in trust for the Lender and shall be remitted to the Lender at the end of the day received or at such other time as the Lender may designate.

                  (b) The Lender shall not be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. The Lender shall not be responsible for collection of any proceeds or for losses in collected proceeds held by the Borrower in trust for the Lender. Any and all risk of loss for any or all of the foregoing shall be upon the Borrower except for such loss as shall result from the Lender's gross negligence or willful misconduct.

                  (c) The Borrower shall, upon acquiring an interest in any Inventory, deliver to the Lender schedules of such Inventory, together with supplier's invoices, warranties, production, cost and other records as the Lender may request. If requested by the Lender, the Borrower shall deliver to the Lender schedules of the sale of any Inventory immediately upon its sale. Any material change in the value or condition of any Inventory and any errors discovered in schedules delivered to the Lender shall be reported to the Lender immediately.

                  (d) The Borrower shall notify the Lender immediately if the Borrower obtains possession (by return, repossession or otherwise) of any Inventory in excess of $50,000 in the aggregate for any one Account Debtor in any one fiscal month or in excess of $100,000 in the aggregate for all Account Debtors in any one fiscal month which has been sold and shall inform the Lender of the identity of the returned or repossessed Inventory, the applicable Account Debtor and the amount of the applicable Account Receivable. Regardless of whether the Borrower is obligated to notify the Lender pursuant to the immediately preceding sentence with respect to any item of Inventory, the Borrower shall receive such Inventory in trust and resell such Inventory for the Lender unless instructed to deliver it to the Lender.

         3.4 EQUIPMENT.

                  (a) In the event any Equipment is sold, transferred or otherwise disposed of, unless the Lender shall agree otherwise in writing, the Borrower shall deliver all of the proceeds of any such sale, transfer or disposition to the Lender in their original form for deposit in the Collateral Account or application to payment of the Obligations in such order and manner as Lender shall determine.

                  (b) The Borrower will, upon request of the Lender, submit to the Lender a current listing of all of the Borrower's Equipment which listing shall indicate the type, model, serial number and location of such Equipment except that, so long as no Unmatured Event of Default or Event of Default has occurred and is consisting, such listing shall be in substantially the form of the Borrower's "net book value report" delivered to the Lender prior to the date hereof.

         3.5 SUPPLEMENTAL DOCUMENTATION. At the Lender's request, the Borrower shall execute and/or deliver to the Lender, at any time or times hereafter, such agreements, assignments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or requested by the Lender to perfect and maintain a perfected security interest in the Collateral granted hereunder (all the above hereinafter referred to as "SUPPLEMENTAL DOCUMENTATION"), in form and substance acceptable to the Lender, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the same. Borrower agrees to reimburse the Lender for the costs of all searches and updates of searches in public records deemed necessary by the Lender in connection with the protection of its security interest. The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Lender in its sole and absolute discretion, may elect. The Borrower agrees that a carbon, photographic, photostatic, and other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

         3.6 POWER OF ATTORNEY. The Borrower irrevocably designates, makes, constitutes, and appoints the Lender (and all Persons designated by the Lender) as the Borrower's true and lawful attorney (and agent-in-fact) and the Lender, or the Lender's agent, may, without notice to the Borrower:

                  (a) at such time or times hereafter as the Lender or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Lender's name, (i) endorse the Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of the Lender or under the Lender's control and deposit the same in the Collateral Account or apply such payment or proceeds to the Obligations in such manner as Lender shall determine; and (ii) endorse the Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in the Lender's possession relating to Accounts Receivable, Inventory, Equipment or any other Collateral; and

                  (b) at any time after an Event of Default, as the Lender or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Lender's name: (i) notify and/or require the Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of the Lender's Lien thereon and of the collateral assignment thereof to the Lender;
         (ii) direct and/or require the Borrower to direct, any Account Debtor or other Person obligated under or in respect of any Collateral, to make payment directly to the Lender of any amounts due or to become due thereunder or with respect thereto;(iii) receive, open and dispose of all mail received at the street address or any post office box address of the Borrower; (iv) demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto;
         (v) settle, adjust, compromise, extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral; (vi) enforce, by suit or otherwise, payment or performance of any of the Collateral; (vii) settle, adjust or compromise any legal proceedings brought to collect any sums due or owing upon or with respect to any of the Collateral; (viii) exercise all of the Borrower's rights and remedies with respect to the collection of any amounts due upon or with respect to any of the Collateral; (ix) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as the Lender may deem advisable; (x) discharge and release the Collateral; (xi) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (xii) prepare, file and sign the Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral; and (xiii) do all acts and things necessary, in the Lender's sole and absolute discretion, to obtain repayment of the Obligations and to fulfill the Borrower's other obligations under this Agreement.

                  (c) at such time or times after the assertion by the Lender that an Event of Default has occurred and is continuing (whether or not an Event of Default has in fact occurred), as the Lender or said agent, in its reasonable discretion, may determine, in the Borrower's or the Lender's name, notify the post office authorities to change the address for delivery of the Borrower's mail to an address designated by the Lender.

This power, being coupled with an interest, is irrevocable until all Obligations are paid in full and the Credit is terminated. Under no circumstances shall the Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses shall be borne solely by the Borrower whether the same are incurred by the Lender or the Borrower.

The Lender and Affiliates and their respective directors, officers, employees or agents shall not be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct.

         3.7 LICENSE. The Borrower grants to Lender and its Affiliates a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all leases, licenses, trademarks, franchises, tradenames, copyrights and patents of the Borrower (to the extent permissible under the terms of such agreements) for the purposes of selling, leasing, preparing for sale or disposing or enforcing its rights in any or all of the Collateral; PROVIDED, HOWEVER, that such license may be exercised only after the occurrence of an Event of Default.

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

         To induce the Lender to enter into this Agreement and to make Loans to the Borrower for the account of Borrower hereunder, the Borrower makes the following representations and warranties, all of which shall be true and correct as of the date the each Loan is made and survive the execution of this Agreement and the making of the initial Loan:

         4.1 ORGANIZATION, NAME. The Borrower and each of its corporate Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation. All of the Borrower's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. The Borrower and all of the Subsidiaries are in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is required. During the last ten years, the Borrower and each Subsidiary has done business solely in the names set forth on SCHEDULE 4.1 and has no trade names, styles or doing business forms except as disclosed on SCHEDULE 4.1. The Borrower's taxpayer identification number is 41-0948334.

         4.2 AUTHORIZATION. The Borrower is duly authorized to execute and deliver the Loan Documents and any Supplemental Documentation contemplated by this Agreement, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under the Loan Documents and any Supplemental Documentation contemplated by this Agreement and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

         4.3 NO CONFLICTS. The execution, delivery and performance by the Borrower of the Loan Documents and any Supplemental Documentation contemplated by this Agreement, do not and will not conflict with (a) any provision of law, (b) the charter or by-laws of the Borrower, (c) any agreement binding upon the Borrower, or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries except as provided herein.

         4.4 VALIDITY AND BINDING EFFECT. The Loan Documents constitute (and any Supplemental Documentation contemplated by this Agreement, when duly executed and delivered will constitute) the legal, valid and binding obligations of the Borrower and each Obligor, enforceable against the Borrower and each Obligor in accordance with their respective terms. The execution, delivery and performance of the Loan Documents by Borrower and any Obligor, and the borrowing of money, incurring of obligations and granting of Liens thereunder are within their respective corporate powers and have been duly authorized by all necessary corporate action.

         4.5 NO DEFAULT. Neither the Borrower nor any of the Subsidiaries is in default under any agreement or instrument to which the Borrower or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default (a) might materially and adversely affect the Lender's Lien on or rights with respect to any Collateral or Third Party Collateral or (b) constitutes an Adverse Event. No Event of Default or Unmatured Event of Default has occurred and is continuing.

         4.6 FINANCIAL STATEMENTS. The Borrower's audited consolidated financial statement as at June 30, 1998 and the Borrower's unaudited consolidated financial statement as at October 31, 1998, copies of which have been furnished to the Lender, have been prepared in conformity with GAAP and applied on a basis consistent with that of the preceding fiscal year and period and present fairly the financial condition of the Borrower and the Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since June 30, 1998, no Adverse Event has occurred.

         4.7 INSURANCE. SCHEDULE 4.7 sets forth a summary of the property and casualty insurance program carried by the Borrower and the Subsidiaries on the date hereof, including the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention, and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or any Subsidiary or imposed upon the Borrower or any Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

         4.8 LITIGATION; CONTINGENT LIABILITIES.

                  (a) Except for those referred to in SCHEDULE 4.8, no claims litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting the Borrower or any Subsidiary.

                  (b) Other than any liability incident to the claims, litigation or proceedings disclosed in SCHEDULE 4.8, neither the Borrower nor any the Subsidiary has any contingent liabilities which are material to the Borrower or any Subsidiary.

         4.9 OWNERSHIP OF PROPERTY, LIENS. Each of the Borrower and the Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and/or its Subsidiaries in the audited financial statement of the Borrower referred to in SECTION 4.6 (other than property disposed of since the date of such financial statement in the ordinary course of business as permitted by this Agreement). None of the Collateral or other property or assets of the Borrower or any Subsidiary is subject to any Lien (including, without limitation, Liens pursuant to Capitalized Leases under which the Borrower or any Subsidiary is a lessee) except: (a) Liens in favor of the Lender; (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) statutory Liens, such as carriers', loggers', warehousemen's, mechanics', materialmen's and repairmen's' Liens, arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; and
(d) Liens permitted on SCHEDULE 4.9.

         4.10 SUBSIDIARIES, OWNERSHIP. The Borrower has no Subsidiaries except as listed on SCHEDULE 4.10. The ownership of the Borrower and each of the Subsidiaries is as set forth on SCHEDULE 4.10, which schedule shows the name(s) of each Person having an ownership interest, and the percentage of such ownership interest in the respective entity. Except as set forth on
SCHEDULE 4.10, no part of the ownership interest of any Person in Borrower or any Subsidiary is subject to any shareholder agreement, voting trust or other agreement limiting or otherwise pertaining to the ownership interest of such Person.

         4.11 PARTNERSHIPS; JOINT VENTURES; LLCS. Neither the Borrower nor any of the Subsidiaries is a partner or joint venturer or member in any partnership, joint venture or limited liability company other than the partnerships, joint ventures and limited liability companies listed on
SCHEDULE 4.11.

         4.12 BUSINESS LOCATIONS. On the date hereof, the Borrower's and each Subsidiary's chief executive office and principal place of business are located at the respective addresses set forth on SCHEDULE 4.12. The Borrower's and each Subsidiary's books and records relating to its business and the Accounts Receivable and other Collateral are kept at such locations. All of Borrower's and each Subsidiary's other locations or places of business are as set forth on SCHEDULE 4.12. Borrower and each Subsidiary is the lawful owner of fee title or of the lessee's interest under a valid and existing lease with respect to the locations business described on SCHEDULE 4.12. For each locations subject to a lease or mortgage, the legal description(s) of the real property and the name(s) of the record owner and any mortgagee of such real property is set forth in
SCHEDULE 4.12.

         4.13 COLLATERAL LOCATIONS. On the date hereof the Borrower's Inventory, Equipment and, if applicable, fixtures (except any part thereof which prior to the execution of this Agreement the Borrower shall have advised the Lender in writing consists of Collateral normally used in more than one state) are located at the addresses set forth in SCHEDULE 4.13. For each location subject to a lease or mortgage, the legal descriptions of the real property on which any Collateral is located and the name(s) of the record owner and any mortgagee of such real property is set forth in SCHEDULE 4.13.

         4.14 ELIGIBILITY OF COLLATERAL. (a) All of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Account Debtors in the regular course of business and all shipping or delivery receipts and other documents furnished or to be furnished to the Lender in connection therewith are and will be genuine; (b) each Account Receivable, item of Inventory or item of Equipment which the Borrower shall, expressly or by implication, request the Lender to classify as an Eligible Account Receivable or as Eligible Inventory, respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable" and "Eligible Inventory" set forth herein; (c) with respect to each schedule of Inventory delivered to the Lender pursuant to SECTION 3.3: (i) the descriptions, origins, size, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects;
(ii) all goods stated thereon have been produced by the Borrower in compliance with all requirements of the Fair Labor Standards Act; and (iii) none of the goods stated thereon are defective, of second quality, used, or goods returned after shipment, except where described as such; and (iv) all Inventory not included on such schedule has been previously scheduled.

         4.15 CONTROL OF COLLATERAL; LEASE OF PROPERTY. The Borrower is not now conducting, or permitting or suffering to be conducted, any activities pursuant to or in conjunction with which any of the Collateral is now, or will be (while any Obligations exist or this Agreement is in effect), in the possession or control of, any Subsidiary, Obligor (other than the Borrower) or Related Party. Except as listed on SCHEDULE 4.15, none of the machinery, equipment or real property used by the Borrower or any Subsidiary is subject to a lease (excluding only Capitalized Leases included on SCHEDULE 6.12) under which the Borrower or such Subsidiary is the lessee.

         4.16 PATENTS, TRADEMARKS, ETC. The Borrower and each of the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others. All such licenses, patents, trademarks, trade names, service marks and copyrights, and applications therefor existing on the date hereof are listed on SCHEDULE 4.16.

         4.17 SOLVENCY. The Borrower and each of the Subsidiaries now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature, and the Borrower and each of the Subsidiaries now owns property having a value, greater than the amount required to pay the Borrower's or such Subsidiary's debts.

         4.18 CONTRACTS; LABOR MATTERS. Except as disclosed on SCHEDULE 4.18:
(a) neither the Borrower nor any Subsidiary is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, the performance of which constitutes an Adverse Event; (b) no labor contract to which the Borrower or any Subsidiary is subject is scheduled to expire during the original term of this Agreement; and (c) on the date of this Agreement (i) neither the Borrower nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower or any Subsidiary is subject.

         4.19 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets. Except as required under Section 4890B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

         4.20 REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board), and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

         4.21 COMPLIANCE. The Borrower and each of the Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them. All Inventory of the Borrower has been produced in compliance with all requirements of the Fair Labor Standards Act.

         4.22 TAXES. The Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid, or made adequate provisions for the payment of, all Taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower in respect of Taxes are adequate. The Borrower and the Subsidiaries have not been audited by the Internal Revenue Service for any tax years up to and including the tax year ended June 30, 1998. The Borrower is not aware of any proposed assessment against the Borrower or any Subsidiary for additional Taxes (or any basis for any such assessment) which might be material to the Borrower and the Subsidiaries taken as a whole.

         4.23 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.24 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.25 ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Except as disclosed on SCHEDULE 4.25: (a) the operations of the Borrower and each of the Subsidiaries complies in all respects with (i) all applicable Environmental Laws, and (ii) all applicable Occupational Safety and Health Laws; (b) none of the operations of the Borrower or any Subsidiary are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (c) none of the operations of the Borrower or any Subsidiary is the subject of federal or state investigation evaluating whether any remedial action is needed to respond to (i) a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; (d) neither the Borrower nor any Subsidiary has received or filed any notice under any Environmental Law or Occupation Safety and Health Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or
(ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; (e) neither the Borrower nor any Subsidiary has any known contingent liability in connection with (i) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; and (f) Borrower and each Subsidiary has secured and is maintaining all necessary permits, licenses and approvals necessary under any Environmental Law to Borrower's or such Subsidiary's business.

         4.26 SECURITIES ACT. Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, in any material respect.

         4.27 CONSENTS. No consent of the shareholders of Borrower or any Subsidiary or any other Person and no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of Borrower or any Subsidiary to authorize or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

                         ARTICLE V AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until all Obligations are paid in full and the Credit has terminated, the Borrower agrees that unless the Lender shall otherwise consent in writing, it will:

         5.1 FINANCIAL STATEMENTS AND OTHER REPORTS.

         5.1.1 FINANCIAL REPORTS. Furnish to the Lender in form satisfactory to the Lender:

                  (a) ANNUAL AUDIT REPORT. As soon as available and in any event within one hundred-twenty (120) days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and the Subsidiaries prepared on a consolidated basis in conformity with GAAP, consisting of at least statements of income, cash flow and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified, without qualification, by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Lender.

                  (b) ACCOUNTANT'S CERTIFICATE. Together with the audited financial statements required under SECTION 5.1.1(a): (i) a debt compliance certificate from the accounting firm performing such audit stating to the effect that it has reviewed this Agreement and that in performing its examination, nothing came to its attention that caused it to believe that any Event of Default or Unmatured Event of Default exists, or, if such Unmatured Event of Default or Event of Default exists, describing its nature; and (ii) a copy of the management letter, if any, delivered to the Borrower by such accounting firm and the Borrower's response thereto.

                  (c) MONTHLY FINANCIAL STATEMENT. As soon as available and in any event within twenty-five (25) days after the end of each month of each fiscal year of the Borrower, a copy of the unaudited financial statement of the Borrower and the Subsidiaries prepared in the same manner as the audit report referred to in SECTION 5.1.1(a), signed by the Borrower's chief financial officer and consisting of at least consolidated statements of income, cash flow and stockholders' equity for the Borrower and the Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated balance sheet of the Borrower as at the end of such month.

                  (d) PROJECTIONS. As soon as available and in any event not later than fifteen (15) days preceding the last day of each fiscal year of the Borrower, a projected financial statement of the Borrower and the Subsidiaries prepared in the same manner as the unaudited financial statements referred to in SECTION 5.1.1(c), signed by the Borrower's chief financial officer and presenting fairly the Borrower's best good faith projections of the financial position and results of operations of the Borrower and the Subsidiaries for each month of the following fiscal year.

                  (e) OFFICER'S CERTIFICATE. Together with the financial statements furnished by the Borrower under SECTION 5.1.1(a) and (c), a certificate of the Borrower's chief financial officer, in substantially the form of EXHIBIT B hereto, dated the date of such annual audit report or such monthly financial statement, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in ARTICLES V and VI and SUPPLEMENT A.

         5.1.2 AGINGS; INELIGIBLE ACCOUNTS RECEIVABLE CERTIFICATION. Within twenty-five (25) days after the end of each month: (a) a detailed aging of all Accounts Receivable by invoice, including, without limitation, a reconciliation to the aging report delivered to the Lender for the preceding month, (b) a certification of ineligible Accounts Receivable and (c) an aging of all accounts payable as of the end of the preceding month, each in form and content acceptable to the Lender, and (d) a reconciliation of Accounts Receivable to the Borrower's general ledger and Lender's records each in form and content acceptable to the Lender.

         5.1.3 INVENTORY CERTIFICATION. Within twenty-five (25)days after the end of each month, an Inventory certification report as of the end of the preceding month for all Inventory locations, in form and content acceptable to the Lender.

         5.1.4 SALES AND COLLECTION REPORTS. Intentionally Deleted.

         5.1.5 OTHER REPORTS.

                  (a) SEC AND OTHER REPORTS. Promptly upon the making or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's

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

         shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

                  (b) REPORT OF CHANGE IN SUBSIDIARIES OR OTHER ENTITIES. Subject to SECTION 6.7, promptly upon the occurrence thereof, a written report of any change in the list of the Borrower's Subsidiaries set forth on SCHEDULE 4.10 or in the list of partnerships, joint ventures or limited liability companies set forth on SCHEDULE 4.11.

                  (c) PATENTS, ETC. Promptly upon the occurrence thereof, a written report of any change to the list of patents, trademarks, copyrights and other information set forth in SCHEDULE 4.16.

                  (d) INSURANCE UPDATES. If requested, provide to the Lender within 45 days of such request, a certificate signed by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by the Borrower and the Subsidiaries. This summary shall include each insurer's name, policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of each insurer, exclusions, deductibles and self-insured retention and shall describe in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or any Subsidiary or imposed upon the Borrower or any Subsidiary by any such insurer, as well as any self-insurance program that is in effect.

                  (e) OTHER REPORTS. The information required to be provided pursuant to other provisions of this Agreement, and such other reports from time to time requested by the Lender.

         5.2 NOTICES. By no later than five (5) Business Days after the Borrower becomes aware of any of the following, notify the Lender in writing of such occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                  (a) DEFAULT. The occurrence of (i) any Event of Default or Unmatured Event of Default, and (ii) to the extent not included in CLAUSE (i) above, the default by the Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Borrower, any other Obligor or any Subsidiary, as appropriate, is a party or by which it is bound.

                  (b) LITIGATION. The institution of any litigation, arbitration proceeding or governmental proceeding affecting the Borrower, any other Obligor, any Subsidiary, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance.

                  (c) JUDGMENT. The entry of any judgment or decree against the Borrower, any other Obligor or any Subsidiary, if the amount of such judgment exceeds $250,000.

                  (d) ERISA. With respect to any Plan, the occurrence of a Reportable Event or Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

                  (e) CHANGE IN COLLATERAL LOCATIONS. Subject to the provisions of SECTION 6.5, any change in location of any of the Borrower's Inventory or Equipment TO locations other than those identified in this Agreement or in SCHEDULE 4.12 or 4.13, together with a list of such new location(s), the legal description of the location and the name and address of any landlord and/or mortgagee. At Lender's request, Borrower shall deliver to Lender a landlord's waiver and/or mortgagee's waiver in form and substance satisfactory to Lender with respect to Collateral at such new locations.

                  (f) CHANGE IN PLACE(s) OF BUSINESS. Subject to the provisions of SECTION 6.5, any proposed opening, closing or other change in the list of offices and other places of business of the Borrower and each Subsidiary set forth in SCHEDULE 4.12, and any opening, closing or other change in the offices and other places of business of each other Obligor, together with a list of such new location(s) the legal description of the location and the name and address of any landlord and/or mortgagee. At Lender's request, Borrower shall deliver to Lender a landlord's waiver and/or mortgagee's waiver in form and substance satisfactory to Lender with respect to Collateral at such new locations.

                  (g) CHANGE OF NAME. Subject to the provisions of SECTION 6.5, any change in the name of the Borrower, any other Obligor or any Subsidiary, and any change in the list of trade names and trade styles set forth in SCHEDULE 4.1.

                  (h) ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Non-compliance with and/or receipt of any notice that the operations of the Borrower, any other Obligor or any Subsidiary are not in full compliance with the requirements of any applicable Environmental Law or any Occupational Safety and Health Law; the occurrence of and/or receipt of notice that the Borrower, any other Obligor or any Subsidiary is subject to federal, state or local investigation evaluating whether any remedial action is needed to respond to (i) any spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower, any other Obligor or any Subsidiary; or receipt of notice that any properties or assets of the Borrower any other Obligor or any Subsidiary are subject to an Environmental Lien.

                  (i) ADVERSE EVENT. The occurrence of an Adverse Event.

                  (j) DEFAULT BY OTHERS. Any material default by any Account Debtor or other Person obligated to the Borrower, any other Obligor, or any Subsidiary, under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to the Borrower, such Obligor or Subsidiary if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due or to become due is material.

                  (k) MOVEABLE COLLATERAL. If any of the Collateral or Third Party Collateral shall consist of goods of a type normally used in more than one state, whether or not actually so used, any use of any such goods in any state other than a state in which the Borrower shall have previously advised the Lender such goods will be used. The Borrower agrees that such goods will not, unless the Lender shall otherwise consent in writing, be used outside the continental United States or in Louisiana.

                  (l) CHANGE IN MANAGEMENT OR LINE(s) OF BUSINESS. Any change in James Bracke's management responsibilities, or any material change in the Borrower's or any Subsidiary's line(s) of business.

                  (m) CHANGE IN INSURANCE. In addition, the Borrower shall (a) notify the Lender in writing at least 30 days prior to any cancellation or material change of any such insurance by the Borrower or any Subsidiary and (b) within five business days after receipt of any notice (whether formal or informal) of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of the Borrower or any Subsidiary, as established by BEST'S INSURANCE REPORTS.

                  (n) OTHER EVENTS. The occurrence of such other events as the Lender may from time to time specify.

         5.3 EXISTENCE. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

         5.4 NATURE OF BUSINESS. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

         5.5 BOOKS AND RECORDS, ACCESS. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records (including, without limitation, records relating to Accounts Receivable, Inventory, Equipment and other Collateral), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Cause its books and records as at the end of any calendar month to be posted and closed not more than thirty (30) days after the last business day of such month. Permit, and cause each Subsidiary to permit, access by the Lender and its agents or employees to the books and records of the Borrower and such Subsidiary at the Borrower's or such Subsidiary's place or places of business at intervals to be determined by the Lender and without hindrance or delay, and permit, and cause each Subsidiary to permit, the Lender or its agents and employees to inspect the Borrower's Inventory and Equipment and such Subsidiary's inventory and equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, chattel paper, General Intangibles, Equipment and any other Collateral or Third Party Collateral, or to any other transactions between the parties hereto; PROVIDED, HOWEVER, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Lender agrees to notify the Borrower of the Lender's intent to conduct any such inspection or audit at least five (5) days prior to the commencement date thereof. Any and all such inspections and/or audits shall be at the Borrower's expense; provided, HOWEVER, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower's obligations to pay for such inspections and/or audits shall be limited to $500 per day plus expenses.

         5.6 INSURANCE. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Lender may request from time to time. Keep the Collateral properly housed and insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by persons engaged in business similar to that of the Borrower, with such companies, in such amounts and under policies in such form as shall be satisfactory to the Lender. From time to time, prior to the expiration of any such insurance, Borrower shall deliver to Lender certificates evidencing the renewal of such policies of insurance and showing Lender as loss payee (under a lender's or mortgagee's loss payee endorsement) with respect to any casualty loss insurance covering the Collateral and an additional insured with respect to any liability insurance together with evidence of payment of all premiums therefor. The Borrower hereby directs all insurers under such casualty loss policies of insurance to pay all proceeds payable thereunder directly to the Lender in accordance with the lender's or mortgagee's loss payee endorsement. The Borrower irrevocably makes, constitutes and appoints the Lender and any Person whom the Lender may from time to time designate (and all officers, employees or agents designated by the Lender or such Person) as the Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; PROVIDED, HOWEVER, that: (a) the Lender may exercise its power-of-attorney only after the occurrence and during the continuance of an Event of Default; and (b) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may itself make, settle and adjust claims of up to $500,000 in losses during any of the Borrower's fiscal years without first obtaining the Lender's consent. Any Lender's consent required by this SECTION shall not be unreasonably withheld or delayed. In the event the Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, the Lender, without waiving or releasing any obligations or default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable. All sums so disbursed by the Lender, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be deemed an Advance hereunder and shall be payable on demand by the Borrower to the Lender.

         5.7 INSURANCE RISK MANAGEMENT SURVEY. Within 45 days after Lender's request therefor, Borrower shall have a risk management survey completed by a recognized independent risk management consultant acceptable to Borrower and the Lender which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by the Borrower and the Subsidiaries; PROVIDED, HOWEVER, that Lender agrees that it will not request a survey unless: (a) an Unmatured Event of Default or Event of Default has occurred and is continuing; or (b) the Lender determines, in its reasonable business judgment, that the Borrower's casualty loss insurance coverage does not adequately protect the Lender's interest in the Collateral. The cost of such survey shall be borne solely by the Borrower. A copy of the results of each such survey shall be promptly delivered by the Borrower to the Lender.

         5.8 REPAIR. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition, and from time to time make, and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

         5.9 TAXES. File its federal income tax return for each taxable year when due and pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that the Borrower or such Subsidiary, as the case may be, is contesting such Taxes in good faith and by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

         5.10 COMPLIANCE. Comply, and cause each Subsidiary to comply, with all federal, state and local statutes and governmental rules and regulations applicable to it, including, without limitation, the Fair Labor Standards Act, all Environmental Laws and all Occupational Safety and Health Laws.

         5.11 ERISA. Maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000.00,(b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000.00 or (c) fail to make any payments in an aggregate amount exceeding $50,000.00 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

         5.12 COLLATERAL MONITORING. Permit the Lender to (a) use the Borrower's stationery and sign the name of the Borrower to request verification of Accounts Receivable or other Collateral from Account Debtors, and (b) use the information recorded on or contained in any data processing equipment and computer hardware and software to which the Borrower has access relating to Accounts Receivable, Inventory, Equipment and/or other Collateral.

                          ARTICLE VI NEGATIVE COVENANTS

         From the date of this Agreement and thereafter until all Obligations are paid in full and the Credit has terminated, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

         6.1 MERGER. Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

         6.2 SALE OF ASSETS. Sell, transfer, convey, lease, assign or otherwise dispose (with or without recourse) of any of its assets (including, without limitation, any Accounts Receivable, instruments or chattel paper) except for: (a) sales and leases of Inventory in the ordinary course of business; or (b) sales of Equipment which the Borrower has determined have become obsolete or unusable in the ordinary course of business so long as:
(i) no Unmatured Event of Default or Event of Default has occurred and is continuing; or (ii) the aggregate fair market value of the Equipment to be sold in any such transaction (or related series of transactions) does not exceed $100,000 or the aggregate fair market value of the Equipment to be sold in all such transactions during any fiscal year does not exceed $250,000 on a consolidated basis.

         6.3 PURCHASE OF ASSETS. Purchase or lease or otherwise acquire all or substantially all the assets of any Person except for Investments permitted by SECTION 6.11.

         6.4 ERISA. Permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

         6.5 CHANGES IN COLLATERAL OR BUSINESS LOCATIONS. Change (a) the location of its chief executive office or chief place of business; (b) its name; or (c) the locations where it stores or maintains Inventory or Equipment without, in each case, at least 30 days' prior written notice to the Lender.

         6.6 FISCAL YEAR. Change the end of its fiscal year from June 30.

         6.7 SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES. Either: (a) form or acquire any corporation which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or into any joint venture or any limited liability company or other similar entity except, in either case, Investments permitted by SECTION 6.11.

         6.8 OTHER AGREEMENTS. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (a) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Lender any Lien on any assets or properties of the Borrower or such Subsidiary, or (b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

         6.9 RESTRICTED PAYMENTS. Purchase or redeem or otherwise acquire for value any shares of the Borrower's or any Subsidiary's stock, declare or pay any dividends thereon (other than stock and other dividends payable to the Borrower), make any distribution to stockholders as such (other than the Borrower) directly or indirectly, or set aside any funds for any such purpose; prepay, purchase or redeem any subordinated Indebtedness of the Borrower or any Subsidiary; and not take any action which will result in a decrease in the Borrower's or any Subsidiary's ownership interest in any Subsidiary.

         6.10 LEASES. Except as listed on SCHEDULE 4.15, enter into or permit to exist any arrangements for the leasing by the Borrower or any Subsidiary, as lessee, of any real or personal property (or any interest therein) under leases (other than Capitalized Leases), or which require the payment by the Borrower and the Subsidiaries on a consolidated basis of rental amounts in the aggregate in excess of (a) $200,000 in any one fiscal year, or (b) $1,000,000 during the full remaining terms of such leases.

         6.11 INVESTMENTS. Acquire for value, make, have or hold any Investments, except: (a) advances to employees of the Borrower or any Subsidiary for travel or other ordinary business expenses; (b) advances to subcontractors and suppliers in maximum aggregate amounts reasonably acceptable to the Lender; (c) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (e) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries; (f) additional Investments (including, without limitation, through loans and advances) in Subsidiaries existing on the date hereof by the Borrower and other Subsidiaries so long as the sum of: (i) the aggregate amount of such additional Investments; plus (ii) the amount of the Indebtedness guarantied by the Borrower pursuant to SECTION 6.14 does not exceed $500,000; (g) other Investments outstanding on the date hereof and listed on SCHEDULE 6.11; and (h) other Investments consented to by the Lender in writing.

         6.12 INDEBTEDNESS. Incur, create, issue, assume or suffer to exist any Indebtedness, including, without limitation, Indebtedness as lessee under any Capitalized Lease, except: (a) Indebtedness under the terms of this Agreement; (b) Subordinated Debt listed on SCHEDULE 6.12; (c) Indebtedness hereafter incurred in connection with Liens permitted under SECTION 6.13(d);
(d) other Indebtedness outstanding on the date hereof and listed on SCHEDULE 6.12; and (e) other Indebtedness approved in writing by the Lender.

         6.13 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except: (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) statutory Liens, such as carriers', loggers', warehousemen's, mechanics', materialmen's, and repairmen's Liens, arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;
(d) Liens in connection with Capital Expenditures permitted under Supplement A attaching only to the property being acquired if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof; (e) Liens in favor of the Lender; (f) Liens permitted on SCHEDULE 4.9; and (g) Liens consented to by the Lender in writing.

         6.14 CONTINGENT LIABILITIES. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except: (i) by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business; or (ii) Guaranties described on SCHEDULE 6.14; or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person except for Guaranties described on SCHEDULE 6.14; PROVIDED, HOWEVER, that the sum of: (x) the maximum amount of the Indebtedness permitted to be guarantied pursuant to
SECTION 6.14(a)(ii); PLUS (y) or the maximum contingent liability permitted by SECTION 6.14 (b); PLUS (z) the aggregate amount of the additional Investments made in accordance with SECTION 6.11(f) shall not exceed $500,000.00.

         6.15 CHANGE IN ACCOUNTS RECEIVABLE. After the occurrence of an Event of Default and receipt of notice from the Lender that the Lender intends to commence direct collection of Accounts Receivable, permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

         6.16 UNCONDITIONAL PURCHASE OBLIGATIONS. Enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         6.17 USE OF PROCEEDS. Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Lender upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board.

         6.18 TRANSACTIONS WITH RELATED PARTIES. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

                   ARTICLE VII EVENTS OF DEFAULT AND REMEDIES

         7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  (a) NON-PAYMENT. The Borrower shall fail to pay, when due, whether by acceleration, maturity or otherwise, any Obligations;

                  (b) NON-PAYMENT OF OTHER INDEBTEDNESS. The Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise (subject to any applicable grace period), any Indebtedness of, or guaranteed by, the Borrower, such other Obligor or such Subsidiary that exceeds an aggregate amount of $250,000.

                  (c) ACCELERATION OF OTHER INDEBTEDNESS. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Borrower, any other Obligor or any Subsidiary that exceeds an aggregate amount of $250,000 or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness;

                  (d) OTHER OBLIGATIONS. The Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise, or perform or observe (subject to any applicable grace period or waiver of such default) (i) any obligation or agreement of the Borrower, such other Obligor or such Subsidiary to or with the Lender (other than any obligation or agreement of the Borrower hereunder and under any Notes) or (ii) any obligation or agreement of the Borrower, such other Obligor or such Subsidiary to or with any other Person that exceeds an aggregate amount of $250,000 (other than (A) any such obligation or agreement constituting or related to Indebtedness, (B) accounts payable arising in the ordinary course of business, and (C) any obligation or agreement of any Subsidiary to the Borrower or to any other Subsidiary), except only to the extent that the occurrence of any such failure is being contested by the Borrower, such other Obligor or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Borrower, such other Obligor or such Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP;

                  (e) INSOLVENCY. The Borrower, any other Obligor or any Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower, such other Obligor or such Subsidiary, or for a substantial part of the property of the Borrower, such other Obligor or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower, any other Obligor or any Subsidiary or for a substantial part of the property of the Borrower, any other Obligor or any Subsidiary; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Borrower, any other Obligor or any Subsidiary; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Borrower, any other Obligor or any Subsidiary;

                  (f) ERISA. The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if, in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan, in excess of $250,000; or the institution by the PBGC of steps to terminate any Plan;

                  (g) NON-COMPLIANCE WITH THIS AGREEMENT.

                           (i) The Borrower shall fail to comply with any of the
                    Borrower's agreements set forth in SECTION 5.3 , SECTION 5.6, any provision of ARTICLE VI or any provision of Section 7 of SUPPLEMENT A; or

                           (ii) The Borrower shall fail to comply with any of
                    the Borrower's agreements set forth in this Agreement (and not constituting an Event of Default under any of the other subsections of this SECTION 7.1, including, without limitation, SECTION 7.1(g)(i)), and such failure to comply shall continue for twenty (20) days;

                  (h) NON-COMPLIANCE WITH OTHER LOAN DOCUMENTS. Failure by the Borrower, any other Obligor or any Subsidiary to comply with any of its respective agreements set forth in any Loan Documents other than this Agreement (and not constituting an Event of Default under any of the other subsections of this SECTION 7.1), and such failure to comply shall continue after the grace period (if any) set forth therein;

                  (i) REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower or any other Obligor in any of the Loan Documents is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by the Borrower or any other Obligor to the Lender is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by the Borrower or any other Obligor to the Lender is untrue or misleading in any material respect on or as of the date made or deemed made;

                  (j) LITIGATION. There shall be entered against any one of the Borrower, any other Obligor or any Subsidiary one or more judgments or decrees in excess of $250,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or
         (ii) for and to the extent which the Borrower, such Obligor or such Subsidiary, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrower, such Obligor or such Subsidiary, as applicable, is otherwise indemnified if the terms of such indemnification are satisfactory to the Lender;

                  (k) DEATH OR INCOMPETENCE OF OBLIGOR. If any natural person who is an Obligor, partner in a partnership which is an Obligor, or owner of a material interest in a corporate Obligor, shall die or be declared legally incompetent;

                  (l) VALIDITY. If the validity or enforceability of any of the Loan Documents shall be challenged by the Borrower, any other Obligor or any other Person, or shall fail to remain in full force and effect;

                  (m) CONDUCT OF BUSINESS. If the Borrower, any other Obligor or any Subsidiary is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five Business Days, from conducting all or any material part of its business affairs;

                  (n) ADVERSE EVENT. The Lender shall have determined in good faith (which determination shall be conclusive) that (i) an Adverse Event has occurred or (ii) the Lender's interest in any material Collateral or Third Party Collateral has been materially adversely affected or impaired, or the value thereof to the Lender has been diminished to a material extent, or (iii) the prospect of payment or performance of any obligation or agreement of the Borrower or any other Obligor under any of the Loan Documents is materially impaired, and the condition giving rise to such determination does not constitute an Event of Default under any of the other subsections of this SECTION 7.1;

                  (o) CHANGE IN MANAGEMENT OR LINE(s) OF BUSINESS. James Bracke shall cease to be the Borrower's President or shall cease to perform the duties associated with such office as of the date of this Agreement or any material change occurs in the Borrower's line(s) of business, and

                  (p) OWNERSHIP. Any Person, or group of Persons acting in concert, shall have acquired more than 40% of the shares of the voting stock of the Borrower.

         7.2 EFFECT OF EVENT OF DEFAULT; REMEDIES.

                  (a) In the event that one or more Events of Default described in Section 7.1(e) shall occur, then the Credit extended under this Agreement shall terminate and all Obligations shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

                  (b) Upon the occurrence of an Event of Default, or at any time thereafter during the continuance thereof, (other than one described in Section 7.1(e)) the Lender may declare all Obligations immediately due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate and all Obligations shall be immediately due and payable without demand or notice of any kind whatsoever. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

                  (c) Upon the occurrence of an Event of Default, or at any time thereafter during the continuance thereof, the Lender may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

                           (i) any other remedy contained in this Agreement, the
                    other Loan Documents or any Supplemental Documentation;

                           (ii) any rights and remedies available to the Lender
                    under the Uniform Commercial Code as enacted in Minnesota as of the date of this Agreement, and any other applicable law;

                           (iii) without notice, demand or legal process of any
                    kind, the Lender may take possession of any or all of the Collateral (in addition to Collateral which it might already have in its possession), wherever it might be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Lender shall have the right to store the same in any of the Borrower's premises without cost to the Lender;

                           (iv) at the Lender's request, the Borrower will, at
                    the Borrower's expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender and reasonably convenient to the Lender and the Borrower; and

                           (v) the Lender at its option, and pursuant to
                    notification given to the Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided in SECTION 8.2 below.

         7.3 SETOFF. In addition to and not in limitation of all rights of offset that the Lender, any Affiliate, or any other holder of any interest in this Agreement or any Note may have under applicable law, upon the occurrence and during the continuation of any Event of Default, or any Unmatured Event of Default, Lender and any Affiliate shall have the right, in its sole discretion and without demand and without notice to anyone, to appropriate or set off and apply to the payment of the Obligations, whether or not due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Person and any and all other liabilities owed to the Borrower by such Person.

         7.4 USE OF PREMISES. Borrower hereby irrevocably grants to Lender the right, subject to the rights of any landlord of the premises, to enter upon and hold the premises of Borrower wherever located at any time following the occurrence of an Event of Default and during the continuation thereof; PROVIDED, HOWEVER, that the Borrower's obligations to do so shall terminate upon payment in full of the Obligations after the occurrence of the Termination Date. Lender may use the premises to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes. Lender's right to hold the premises shall cease and terminate upon the earlier of (i) payment in full of all Obligations, expiration or termination of all Letters of Credit and termination of the Credit or (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers. The Lender shall not be obligated to pay any rent or other compensation for the occupancy or use of any of the premises unless required by the landlord of such premises, PROVIDED, HOWEVER, if Lender does pay or account for any rent or other compensation for the occupancy or use of any of the premises, such rent or compensation shall be considered an Advance under this Agreement and shall constitute part of the Obligations.

                 ARTICLE VIII COLLATERAL AND THE LENDER'S RIGHTS

         8.1 NOTICE OF DISPOSITION OF COLLATERAL. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten calendar days before such disposition.

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

         8.2 APPLICATION OF PROCEEDS OF COLLATERAL. Any proceeds of any disposition by the Lender of any of the Collateral may be applied by the Lender to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees and legal expenses, and any balance of such proceeds may be applied by the Lender toward the payment of such of the Obligations, and in such order of application, as the Lender may from time to time elect.

         8.3 CARE OF COLLATERAL. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but failure of the Lender to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of the Lender to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

         8.4 PERFORMANCE OF BORROWER'S OBLIGATIONS. The Lender shall have the right, but shall not be obligated, to discharge any claims against or Liens, and any Taxes at any time levied or placed upon any or all Collateral including, without limitation, those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. The Lender may also pay for maintenance and preservation of Collateral. The Lender may, but is not obligated to, perform or fulfill any of the Borrower's responsibilities under this Agreement which the Borrower has failed to perform or fulfill. All amounts expended by Lender under this SECTION 8.4 shall be deemed to be an Advance under this Agreement.

         8.5 LENDER'S RIGHTS. None of the following shall affect the obligations of the Borrower to the Lender under this Agreement or the Lender's rights with respect to the Collateral or any Third Party Collateral (any or all of which actions may be taken by the Lender at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to the Borrower):

                  (a) acceptance or retention by the Lender of other property or interests in property as security for the Obligations, or acceptance or retention of any Obligor(s), in addition to the Borrower, with respect to any Obligations;

                  (b) release of its security interest in, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any Third Party Collateral or any other property securing any Obligations (including, without limitation, any property of any Obligor other than the Borrower), or any extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any obligations of any Guarantor or other Obligor with respect to any Collateral or any such property;

                  (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange of any Obligations, or release or compromise of any obligation of any Obligor with respect to any Obligations; or

                  (d) failure by the Lender to resort to other security or pursue any Person liable for any Obligations before resorting to the Collateral.


                         ARTICLE IX CONDITIONS PRECEDENT

         9.1 CONDITIONS PRECEDENT TO INITIAL LOAN. The obligation of the Lender to make the initial Loan shall be subject to the satisfaction of the following conditions precedent, in addition to the applicable conditions precedent set forth in SECTION 9.2:

                  9.1.1 NO CHANGE IN CONDITION. No change in the condition or operations, financial or otherwise, of the Borrower, any other Obligor or any Subsidiary, shall have occurred which change, in the sole credit judgment of the Lender, may constitute an Adverse Event or have a material adverse effect on any Collateral or Third Party Collateral or the Lender's interest therein.

                  9.1.2 ACCOUNTING METHODS. The Borrower shall not have made any material, as determined by the Lender, change in its accounting methods or principles.

                  9.1.3 SURVEY. The Lender shall have completed its updated survey of the business, operations and assets of the Borrower, each Subsidiary and each other Obligor, and such survey shall provide the Lender with results and information which, in the Lender's determination, are satisfactory to the Lender.

                  9.1.4 NO MATERIAL TRANSACTION. None of the Borrower, any other Obligor or any Subsidiary shall have entered into any material, as determined by the Lender, commitment or transaction, including, without limitation, transactions for borrowings and Capital Expenditures, which are not in the ordinary course of their respective businesses.

                  9.1.5 LITIGATION. No litigation shall be outstanding or have been instituted or threatened which the Lender determines to be material against the Borrower, any other Obligor or any Subsidiary.

                  9.1.6 FILING OF DOCUMENTS. All financing statements, mortgages and other documents relating to the Collateral and Third Party Collateral shall have been filed or recorded, as appropriate.

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

                  9.1.7 DELIVERY OF DOCUMENTS. The Borrower shall have delivered or cause to be delivered to the Lender with each of the following, each in form and substance satisfactory to the lender in all respects and each duly executed and dated the date of the initial Loan or such earlier date as shall be acceptable to the Lender:

                           (a) THIS AGREEMENT. Duly executed by Borrower and
                  Lender.

                           (b) OTHER AGREEMENTS. Duly executed copies of each of
                  the Loan Documents not specifically identified herein which the Lender determines to be necessary or desirable, each in form and content satisfactory to the Lender;

                           (c) RESOLUTIONS OF BORROWER. A copy, duly certified
                  by the secretary or an assistant secretary of the Borrower, of
                  (i) the resolutions of the Board of Directors of the Borrower authorizing (A) the borrowings by the Borrower hereunder, (B) the execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party or by which it is bound, (C) the conveyance of a lien on assets of Borrower to Lender, and (D) certain officers or employees of the Borrower to request borrowings by telephone and to execute Borrowing Base Certificates; (ii) all documents evidencing other necessary corporate action; and (iii) all approvals or consents, if any, with respect to the Loan Documents;

                           (d) INCUMBENCY CERTIFICATE OF BORROWER. A certificate
                  of the secretary or an assistant secretary of each Borrower, certifying the names of the officers of such Borrower authorized to sign the Loan Documents to which it is a party and any Supplemental Documentation, together with the true signatures of such officers;

                           (e) BYLAWS OF BORROWER. A copy, duly certified by the
                  secretary or an assistant secretary of the Borrower, of the Borrower's Bylaws;

                           (f) ARTICLES OF INCORPORATION OF BORROWER. A copy,
                  duly certified by the Secretary of State of Borrower's state of incorporation, of the Borrower's Articles of Incorporation;

                           (g) GOOD STANDING CERTIFICATES OF BORROWER.
                  Certificates of good standing as to the Borrower issued by the Secretary of State of the state in which the Borrower is organized, and each other state in which the failure of the Borrower to be in good standing would constitute an Adverse Event or have a material adverse effect on the Lender's rights in any Collateral;

                           (h) OPINION. A legal opinion of Dorsey & Whitney,
                  LLP, counsel to the Borrower;

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

                           (i) BORROWER'S CERTIFICATE. The certificate of the
                  President of each Borrower certifying, to the best of his/her knowledge after diligent inquiry, to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of such Borrower contained in the Loan Documents to which such Borrower is a party;

                           (j) INSURANCE. Evidence satisfactory to the Lender of
                  the existence of insurance on the Collateral and Third Party Collateral in amounts and with insurers acceptable to the Lender, together with evidence establishing that the Lender is named as a loss payee and, if required by the Lender, additional insured, on all related insurance policies and an endorsement or an independent instrument from each issuer of an insurance policy substantially in the form set forth as EXHIBIT C;

                           (k) LANDLORD, MORTGAGEE AND WAREHOUSEMEN WAIVERS. If
                  required by the Lender, (i) from each lessor or landlord identified on SCHEDULE 4.12 or SCHEDULE 4.13, a landlord waiver; (ii) from each mortgagee identified on SCHEDULE 4.12 or SCHEDULE 4.13, a mortgagee's waiver; and (ii) from each operator of a public warehouse where Inventory is stored, a letter from such operator, in each case in form acceptable to the Lender; and

                           (v) OTHER. Such other documents, instruments or
                  agreements as the Lender shall determine to be necessary or desirable.

                  9.1.8 SECURITY INTEREST. The Lien in the Collateral and Third Party Collateral granted to the Lender to secure the Obligations shall be senior, perfected Liens except as otherwise agreed by the Lender.

                  9.1.9 SPECIAL ACCOUNTS. The Borrower shall have entered into
         (a) a Restricted Access Lockbox; Collateral Account and Disbursement Account Agreement, substantially in the form of EXHIBIT D, with the Lender, and (b) a Controlled Disbursement Account Agreement, substantially in the form set forth as EXHIBIT E, with U.S. Bank and the Lender for, among other things, the collection and remittance to the Lender of cash proceeds of the Collateral.

                  9.1.10 EFFECT OF LAW. No law or regulation affecting the Lender's entering into the secured financing transaction contemplated by this Agreement shall impose upon the Lender any material obligation, fee, liability, loss, cost, expense or damage.

                  9.1.11 EXHIBITS; SCHEDULES. All Exhibits and Schedules to the Loan Documents shall have been completed in form and substance satisfactory to the Lender and shall contain no facts or information which the Lender, in its sole judgment, determines to be unacceptable.

         9.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Lender to make any Loan (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrower and each other Obligor set forth in the Loan Documents to which the Borrower or such other Obligor, as applicable, is a party shall be true and correct.

                  (b) EVENT OF DEFAULT. Immediately before and after making such Loan, no Event of Default or Unmatured Event of Default shall exist or be continuing.

                               ARTICLE X INDEMNITY

         10.1 ENVIRONMENTAL AND SAFETY AND HEALTH INDEMNITY. The Borrower hereby indemnifies the Lender and Affiliates and agrees to hold the Lender and Affiliates harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Lender or any Affiliate (a) for, with respect to, or as a direct or indirect result of the violation by the Borrower or any Subsidiary, of any Environmental Law or Occupational Safety and Health Law; or (b) with respect to, or as a direct or indirect result of (i) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties owned or utilized by the Borrower and/or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental
Laws) or (ii) the existence of any unsafe or unhealthful condition on or at any premises owned or utilized by the Borrower and/or any Subsidiary in the conduct of its business. The provisions of and undertakings and indemnification set out in this SECTION 10.1 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

         10.2 GENERAL INDEMNITY. In addition to the payment of expenses pursuant to SECTION 12.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby indemnifies, and agrees to pay and hold the Lender, its Affiliates and any holder of any Notes, and their respective officers, directors, employees, agents, successors and assigns (collectively called the "INDEMNITEES") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees (or any of them), in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by the Lender, the Lender's agreement to make the Loans or to issue Letters of Credit hereunder, or the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans (the "INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this SECTION 10.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

         10.3 CAPITAL ADEQUACY. If the Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force or law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and such increase is based upon the existence of the Lender's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from the Lender, the Borrower shall pay to the Lender such amount or amounts as will compensate the Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by the Borrower under this SECTION 10 shall take into consideration the policies of the Lender or any Person controlling the Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of the Lender setting forth the amount or amounts as shall be necessary to compensate the Lender as specified in this SECTION 10.3 shall be delivered to the Borrower and shall be conclusive in the absence of manifest error. The amounts set forth in said certificate shall be payable on demand.

                        ARTICLE XI ADDITIONAL PROVISIONS

              Additional provisions are set forth in SUPPLEMENT A.

                               ARTICLE XII GENERAL

         12.1 BORROWER'S WAIVER. Except as otherwise provided for in this Agreement, the Borrower waives (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Lender on which the Borrower may in any way be liable and hereby ratifies and confirms whatever the Lender may do in this regard; (b) all rights to notice and a hearing prior to the Lender's taking possession or control of, or the Lender's relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing the Lender to exercise any of the Lender's remedies; and (c) the benefit of all valuation, appraisement and exemption laws.

         12.2 BORROWER'S ACKNOWLEDGMENT. The Borrower acknowledges that it has read and understands this Agreement and has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement or has knowingly waived its right to such counsel.

         12.3 EXPENSES; ATTORNEY'S FEES. The Borrower agrees, whether or not any Loan is made hereunder, to pay the Lender upon demand for all expenses and Attorneys' Fees, including, without limitation, those incurred by the Lender in connection with (a) the preparation, negotiation and execution of the Loan Documents; PROVIDED, HOWEVER, that the Borrower's obligations to pay Attorneys' Fee under this subsection (a) shall be limited to $7,500, (b) the preparation of any and all amendments to the Loan Documents and all other instruments or documents provided for therein or delivered or to be delivered thereunder or in connection therewith, (c) the collection or enforcement of the Borrower's or any other Obligor's obligations under any of the Loan Documents, (d) the costs of all searches and updates of searches in public records deemed necessary by the Lender in connection with the protection of its security interest, and (e) the collection or enforcement of any of the Lender's rights in or to any Collateral or Third Party Collateral. The Borrower also (y) hereby indemnifies and holds the Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans and (z) agrees to pay, and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. The Borrower's foregoing obligations shall survive any termination of this Agreement.

         12.4 LENDER FEES AND CHARGES. The Borrower agrees to pay the Lender, or any Affiliate, on demand the customary fees and charges of the Lender, or such Affiliate, for maintenance of accounts with the Lender, or such Affiliate, or for providing other services to the Borrower. The Lender may, in its sole and absolute discretion, provide for such payment by charging the Disbursement Account or any other account of the Borrower with Lender or any other Affiliate, or advancing the amount thereof to the Borrower as a Loan.

         12.5 NO WAIVER BY LENDER; AMENDMENTS. No failure or delay on the part of the Lender in the exercise of any power or right, and no course of dealing between the Borrower and the Lender shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity or otherwise by agreement. No notice to or demand on the Borrower not required hereunder shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender. Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

         12.6 NOTICE. Except as otherwise expressly provided herein, any notice hereunder to the Borrower or the Lender shall be in writing (including telecopy communication) and shall be given to the Borrower or the Lender at its address or fax number set forth on the signature pages hereof or at such other address, or telecopier number as the Borrower or the Lender may, by written notice, designate as its address or fax number for purposes of notice hereunder. All such notices shall be deemed to be given (i) when transmitted by fax on the date the appropriate answer back is received, (ii) when delivered by a commercially recognized courier service on the date specified for delivery in the instructions to the courier, (iii) on the date personally delivered or, (iv) in the case of notice by mail, three days following deposit in the United States mails, certified mail, return receipt requested properly addressed as herein provided, with proper postage prepaid PROVIDED, HOWEVER, that any notice to the Lender under ARTICLE II hereof shall be deemed to have been given only when received by the Lender.

         12.7 PARTICIPATIONS; INFORMATION. With the prior written consent of the Borrower (other than with respect to any of the transactions described in the proviso clause hereto (an "Exempt Transfer")), which consent shall not be unreasonably withheld or delayed by the Borrower, the Lender may grant participations in or sell, assign, transfer or other disposition, at any time and from time to time hereafter, of the Loan Documents, or of any portion of any thereof, including without limitation Lender's rights, titles, interests, remedies, powers and/or duties; PROVIDED, HOWEVER, that no Borrower consent shall be required with respect to any assignment made: (a) during any period when an Event of Default has occurred and is continuing; (b) to another subsidiary or affiliate of U.S. Bancorp; (c) in connection with the sale of all or substantially all of the Lender's assets; or (d) in response to any regulatory action affecting the Lender. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees of the rights and/or obligations of the Lender hereunder and to participants in any Loan (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice.

         12.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.9 SUCCESSORS. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. The Borrower shall not assign its rights or duties hereunder without the consent of the Lender. The Lender may assign its rights and duties hereunder subject to any Borrower consent required by SECTION 12.7.

         12.10 ENTIRE AGREEMENT. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

         12.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

         12.12 CONSTRUCTION. The Borrower acknowledges that this Agreement shall not be binding upon the Lender or become effective until and unless accepted by the Lender, in writing. If so accepted by the Lender, THE LOAN DOCUMENTS AND ANY SUPPLEMENTAL DOCUMENTATION SHALL, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, BE DEEMED TO HAVE BEEN NEGOTIATED AND ENTERED INTO IN, AND SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF, THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO CHOICE OF LAW PROVISIONS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, CHOICE OF LAW, AND IN ALL OTHER RESPECTS, INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF SECURITY INTERESTS AND LIENS WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION.

         12.13 CONSENT TO JURISDICTION. To induce the Lender to accept this Agreement, the Borrower, irrevocably, agrees that, subject to the Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THE LOAN DOCUMENTS OR ANY SUPPLEMENTAL DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

         12.14 SUBSIDIARY REFERENCE. Any reference herein to a Subsidiary or Subsidiaries of the Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "the Borrower and the Subsidiaries" or which is to be determined on a "consolidated" basis, shall apply only to the extent the Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with the Borrower for financial reporting purposes.

         12.15 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR (b) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                           LIFECORE BIOMEDICAL, INC.


                           By:  /s/ James Bracke
                               -------------------------------
                           Title:   President
                                  ----------------------------

                           Address:
                           3515 Lyman Boulevard
                           Chaska, Minnesota 55318-3051
                           Attention: James Bracke, President
                           Telephone: 612-368-4300
                           Fax No.: 612-368-3411


                           U.S. BANK NATIONAL ASSOCIATION

                           By:   /s/ David W. Slavik
                               -------------------------------
                           Title:    Assistant Vice President
                                  ----------------------------

                           Address:
                           601 Second Avenue South, MPFP0512
                           Minneapolis, Minnesota 55402
                           Attention: Mr. David Slavik/Asset Based Lending
                           Telephone: 612-973-2453
                           Fax No.: 612-973-0829

                                    EXHIBITS

Exhibit A -       Form of Borrowing Base Certificate
Exhibit B -       Form of Compliance Certificate
Exhibit C -       Form of Insurance Endorsement
Exhibit D -       Form of Restricted Access Lockbox; Collateral Account; and
                  Disbursement Account Agreement
Exhibit E -       Form of Controlled Disbursement Account Agreement


                                    SCHEDULES

Schedule 4.1       -     Trade Names, Etc.
Schedule 4.7       -     Insurance
Schedule 4.8       -     Litigation and Contingent Liabilities
Schedule 4.9       -     Liens
Schedule 4.10      -     Subsidiaries/Ownership
Schedule 4.11      -     Partnerships; Joint Ventures; LLCs
Schedule 4.12      -     Business Locations
                           Principal offices
                           Other locations
Schedule 4.13      -     Collateral Locations
                           Owned by Borrower
                           Owned by others
Schedule 4.15      -     Leases
Schedule 4.16      -     Patents, Trademarks, Copyrights
Schedule 4.18      -     Contracts and Labor Disputes
Schedule 4.25      -     Environmental Matters
Schedule 6.11      -     Investments
Schedule 6.12      -     Indebtedness
Schedule 6.14      -     Guaranties

                                  SUPPLEMENT A
                        EFFECTIVE AS OF DECEMBER 29, 1998
                                       TO
                          CREDIT AND SECURITY AGREEMENT
                                     BETWEEN
                  U.S. BANK NATIONAL ASSOCIATION (THE "LENDER")
                                       AND
                   LIFECORE BIOMEDICAL, INC. (THE "BORROWER")

         1. CREDIT AGREEMENT REFERENCE. This Supplement A, as it may be amended or modified from time to time, is a part of the Credit and Security Agreement, dated as of December 29, 1998, between the Borrower and the Lender (together with all amendments, modifications and supplements thereto, the "CREDIT AGREEMENT"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement unless the context otherwise requires.

         2.       DEFINITIONS.

                  2.1 CREDIT AMOUNT. The term "Credit Amount" shall be Five Million and No/100ths ($5,000,000.00).

                  2.2 BORROWING BASE. The term "Borrowing Base" shall mean:

                           (i) an amount (the "ACCOUNTS RECEIVABLE
                  AVAILABILITY") of up to the sum of: (1) 85% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable other than the Eligible Accounts Receivable arising from purchase agreements or contracts permitting to pay such Account Receivable through installments ( such Accounts Receivable being an "Installment Accounts Receivable"); PLUS (2) 50% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable that are Installment Accounts Receivable; PLUS

                           (ii) an amount (the "INVENTORY AVAILABILITY") of up
                  to the sum of:

                                    (1) the lesser of (A) 50% of the net value
                           (the lower of the cost, determined on a first in first out basis, or market value of such Inventory, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary)(such value is hereinafter called the "Net Value") of the Borrower's Oral Restorative Division`s Eligible Inventory comprised of finished goods inventory; or (B) $1,500,000, such dollar amount is hereinafter called the "ORAL RESTORATIVE DIVISION'S INVENTORY AVAILABILITY SUBLIMIT"); PLUS

                                    (2) the lesser of (A) the sum of: (i) 50% of
                           the Net Value of the Borrower's Hyaluronate
                           Division`s Eligible Inventory comprised of aseptic fill finished goods inventory ; PLUS (ii) 20% of the Net Value of the Borrower's Hyaluronate Division`s Eligible Inventory comprised of raw materials inventory; PLUS (iii) an amount of the Hyaluronate Division`s Eligible Inventory comprised of hyaluronate powder to the extent subject to a contract between the Borrower and Alcon Laboratories ("Alcon") requiring Alcon to purchase such amount of hyaluronate powder but in no event shall the Borrowing Base amount of hyaluronate powder exceed $1,100,000; or (B) $2,000,000, such dollar amount is hereinafter called the "HYALURONATE DIVISION'S INVENTORY AVAILABILITY SUBLIMIT;" and together with the Oral Restorative Division's Inventory Availability Sublimit being sometimes hereinafter referred to as an Inventory Availability Sublimit").

                  2.3      LETTER OF CREDIT SUBLIMIT.  Intentionally Deleted.

                  2.4 TERMINATION DATE. The term "Termination Date" shall mean the earliest of (i) December 29, 2001, or (ii) the date on which the Credit is terminated pursuant to SECTION 7.2 of the Credit Agreement.

         3.       INTEREST; FEES.

                  3.1      LOANS.

                           (a) INTEREST RATE. The unpaid principal balance of
                  the Loans (other than Overdraft Loans and Over Advances) shall bear interest at the Reference Rate.

                           (b) DEFAULT RATE. The rate per annum equal to 2.00 %
                  in excess of the Reference Rate from time to time in effect.

                           (c) MINIMUM INTEREST CHARGE. If the aggregate
                  interest accrued on the Loans during any Loan Year is less than $96,000, then the Borrower shall pay the difference between $96,000 and the actual interest accrued on the Loans during such Loan Year. The amount payable under this SECTION is immediately due and payable upon the Lender's submission of an invoice therefor.

                  3.2 OVERDRAFT LOANS; OVER ADVANCES. Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to
         SECTION 2.7 or SECTION 2.8 of the Credit Agreement, as applicable.

                  3.3 UNUSED CREDIT FEE. The Unused Credit Fee shall be an amount equal to 0.25% per annum of the average Daily Unused Credit Amount, calculated on the basis of actual days elapsed over a year of 360 days and twelve 30-day months. The Unused Credit Fee shall be and is payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur after the date hereof, and on the date the Credit terminates.

                  3.4      LETTER OF CREDIT COMMISSION.  Intentionally Deleted.

                  3.5 CREDIT TERMINATION FEE. Upon termination or cancellation of the Credit prior the stated Termination Date described in Section 2.4(i) of this Supplement A, the Borrower shall pay to the Lender a termination fee in an amount equal to: (a) two percent percent (2.00%) of the Credit Amount in the event that the Credit is terminated or cancelled during the first Loan Year, and (b) one percent (1.00 %) of the Credit Amount thereafter; PROVIDED, that no credit termination fee is payable if Lender refinances the credit facility provided by the Credit Agreement..

         4. ELIGIBLE ACCOUNT RECEIVABLE REQUIREMENTS. The Account Receivable, other than an Installment Account Receivable, cannot be payable in installments. The Account Receivable, other than an Installment Account Receivable, must not be unpaid on the date that is the earlier of 91 days after the date of the invoice evidencing such Account Receivable or 60 days after the original due date stated in such invoice or, if such unpaid, such Account Receivable shall cease to be an Eligible Account Receivable. If any installment on any Installment Account Receivable remains unpaid more than 31 days past its original due date, then such Installment Account Receivable shall cease to be an Eligible Account Receivable in its entirety. If 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor cease to be Eligible Accounts Receivable pursuant to this Section 4 where such percentage is calculated based on all of such Account Debtor's Accounts Receivable regardless of type, then all of such Account Debtor's Accounts Receivable shall cease to be Eligible Accounts Receivable.

         5. ELIGIBLE INVENTORY REQUIREMENTS. Inclusion of hyaluronate powder in the Borrowing Base is conditioned upon the existence of a contract between the Borrower and Alcon requiring Alcon to purchase hyaluronate powder.

         6.       ELIGIBLE EQUIPMENT REQUIREMENTS.  Intentionally Deleted.

         7. ADDITIONAL COVENANTS. From the date of this Supplement A and thereafter until all of the Borrower's Obligations under the Credit Agreement are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

                  7.1 NET WORTH Permit at any time the Borrower's Net Worth to be less than the sum of: (a) (i) from the Closing Date through and including June 30, 1999, $51,000,000; or (ii) at any time thereafter, the sum of: (A) $51,000,000; PLUS (B) 50% of the Borrower's cumulative after-tax net income (without any deduction for losses) earned on or after July 1, 1998; PLUS (b) 100% of the book value increase resulting from the issuance of any capital stock including, without limitation, any increase in paid-in-capital resulting from such issuance.

                  7.2 CAPITAL EXPENDITURES. Make Capital Expenditures in an amount exceeding on a consolidated basis: (a) $2,000,000 during the Borrower's 1999 fiscal year; (b) $3,000,000 during the Borrower's 2000 fiscal year; or (c) $4,500,000 during the Borrower's 2001 fiscal year.

                  7.5 INTEREST COVERAGE RATIO. As of the last day of any fiscal quarter, commencing with the fiscal quarter ending on June 30, 1999, permit the ratio of (a) the Borrower's EBIT for 12 consecutive fiscal months ending on that date to (b) its consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) for the same period to be less than 1.0 to 1.0.


Borrower's Initials    JWB
                    -------
Lender's Initials      DWS
                    -------
Date December 29, 1998